EXHIBIT 99.1

Arbutus to Host Live Webinar on Developments of LNP Delivery for mRNA-based Therapeutics

An Examination of the Rapidly Emerging field of mRNA Therapeutics in a Live Webinar hosted by the Nucleic Acid Drug Delivery Leader Arbutus Biopharma

VANCOUVER, British Columbia and WARMINSTER, Pa., Sept. 07, 2017 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading hepatitis B virus (HBV) therapeutic solutions company, announced today that it will host a live, informational webinar titled, “LNP: Delivering mRNA Therapeutics to the Clinic,” on September 12, 2017 at 1:00 p.m. ET/10:00 a.m. PT. The featured speakers on the webinar to discuss the emerging field mRNA therapeutics are Dr. James Heyes, Arbutus’ Vice President of Drug Delivery, a well-respected lipid chemist who has worked with the Company for over 16 years; Dr. Adam Judge, an expert in the field of nucleic acid-based drug development and author of more than 35 peer-reviewed publications; and Dr. Peter Lutwyche, Arbutus’ Chief Technical Operations Officer who has over 20 years of experience in the pharmaceutical development of nucleic acid-containing LNP products.

“Incredible progress continues to be made in the development of mRNA as potential therapeutics to treat human disease,” said Dr. Adam Judge. “However, successful delivery of mRNA into target cells still constitutes the primary hurdle in the clinical development of these new therapies. In this webinar, we will explore this rapidly advancing field and highlight the requirements for successful delivery to unlock the potential of mRNA therapies for clinical practice.”

This informative webinar will cover:

  The broad potential applications of mRNA therapeutics and current challenges of delivery
  Technological advancements in Arbutus’ LNP drug delivery technology
  LNP manufacturing for clinical use of mRNA therapeutics

“We will provide greater insights into the broad applicability of mRNA therapeutics, outline the inherent hurdles nucleic acid therapeutics face with targeted drug delivery and address what is being done to overcome these unique challenges,” said Dr. James Heyes, Arbutus’ Vice President of Drug Delivery. “This is a very exciting time to be involved in the space of nucleic acid-based drug development. We encourage industry professionals to take part in our live webinar to gain a greater understanding of this emerging field of medicine.”

Webinar Information
To register for the webinar, visit:  http://edge.media-server.com/m/p/4qqrstvs.

After the event, an archive of the webinar will be available through the Investor section of the Arbutus website at www.arbutusbio.com.

About Lipid Nanoparticle Delivery (LNP) Technology
Arbutus’ LNP technology represents the most widely adopted nucleic acid delivery technology. Arbutus has built a strong intellectual property portfolio directed to various aspects of LNPs and LNP formulations, including 46 patents issued in the United States alone and patent applications throughout the United States and Europe. The Company continues to explore opportunities to generate value from its LNP platform technology, which is well suited to deliver therapies based on RNAi, mRNA, and gene editing constructs. The broad applicability of this platform to nucleic acid therapeutic development has established Arbutus as a leader in this new area of innovative medicine.

About Arbutus
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, and has facilities in Warminster, PA. For more information, visit www.arbutusbio.com.

Contact Information

Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604-419-3200
Email: acutler@arbutusbio.com

Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858-717-2310
Email: david.schull@russopartnersllc.com